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                                   EXHIBIT 99

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                       4710 BELLAIRE BOULEVARD, SUITE 301
                            BELLAIRE, TEXAS   77401

DATE:     May 30, 1997
CONTACT:  David M. Daniels or Tim B. Tarrillion at (713) 662-2699


                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                    CHEMICAL EXTRACTION PROJECT WAS CANCELED


Houston Texas -- North American Technologies Group, Inc. (NASDAQ "NATK") announced today the cancellation of the previously announced agreement with an aviation company in Houston, Texas to restore approximately 90 acres of concrete surfaces using the Company's TECHXTRACT/(R)/ chemical extraction process. The expected value of this contract had been $1.2 million and was expected to be completed over the next four months. The cancellation of this project will have a direct effect on the Company's ability to achieve break-even profitability during the current quarter as had been expected.

Tim B. Tarrillion, NATK's President, Chief Executive Officer, and Chairman of the Board, stated, "We are obviously very disappointed that this project has been canceled. Although this is a significant setback for NATK, we are still confident that, given the continued growth of revenues in this business line and all of NATK's technologies, the Company should continue to show much improved financial performance over the next few quarters."

This press release includes forward looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although NATK believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements contained herein include, among others, the success and timing of certain projects, agreements and orders, the success of the previous or future acquisitions, the ability to generate reasonable gross profit margins on revenues that are realized, and changes in the demand for the Company's products and services during periods covered by the forward looking statements. Interested parties are also urged to refer to additional information regarding the Company which is contained in its reports to the Securities Exchange Commission.

NATK is focused on developing new and innovative technologies that can generate economic value for the environmental, natural resources and related industries. For more information, please contact David M. Daniels or Tim B. Tarrillion at
(713) 662-2699.



NO REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE CONTENTS OF THIS NEWS RELEASE.